JOHN HANCOCK CAPITAL SERIES
                      - JOHN HANCOCK LARGE CAP SELECT FUND

                                  Service Plan

                                 Class R Shares

                                November 3, 2003



         Article I.  This Plan

         This Service Plan (the "Plan") sets forth the terms and conditions on which John Hancock Capital Series (the "Trust") on behalf of John Hancock Large Cap Select Fund (the "Fund"), a series of the Trust, on behalf of its Class R shares, will, after the effective date hereof, pay certain amounts to brokers, plan administrators or other intermediaries ("Service Organizations") for providing certain account administration services to participants in retirement plans that are beneficial owners of such Class R shares. Such compensation may be made directly to such Service Organizations or may be paid to John Hancock Funds, LLC in reimbursement of payments that John Hancock Funds, LLC has made to Service Organizations on behalf of the Funds. This Plan is not intended to compensate Service Organizations for distribution activities or expenses primarily intended to result in the sale of Class R shares of the Fund; however, this Plan is being adopted and operated in accordance with Rule 12b-1, as from time to time amended (the "Rule"), under the Investment Company Act of 1940, as amended (the "Act"), in the event that the Plan shall be deemed to constitute the financing of distribution by the Fund of its Class R shares.

         Article II.  Services and Payments

         Pursuant to the Plan, the Fund may enter into agreements with John Hancock Funds, LLC or Service Organizations which administer or provide services to retirement plans that purchase Class R shares of the Fund ("Service Agreements"). Under such Service Agreements, the Service Organizations may provide, or John Hancock Funds, LLC may compensate a Service Organization for providing, one or more of the following services: (a) acting, directly or through an agent, as the shareholder of record and nominee for all plan participants, (b)establishing and maintaining account records for each plan participant that beneficially owns Class R shares of the Fund, (c) providing facilities to answer processing orders to purchase, redeem and exchange Class R shares on behalf of plan participants, and handle the transmission of funds representing the purchase price or redemption proceeds and (d) addressing plan participant questions regarding their accounts and the Fund. In the event that the Service Agreement with a Service Organization does not provide for the provision of one or more of the services listed above, including sub-transfer agent or omnibus account services, the Fund may compensate such Service Organization or one of its affiliates for providing such excluded services pursuant to a separate arrangement between the Fund and the Service Organization.

         The amount of compensation payable to the Service Organization during any one year for services under a Service Agreement adopted under the Plan with respect to Class R Shares shall not exceed 0.25% of the Fund's average daily net assets attributable to Class R Shares attributable to such Service Organization. Conflict of interest restrictions (including the Employee Retirement Income

Security Act of 1974) may apply to a Service Organization's receipt of compensation paid by the Fund in connection with the investment of fiduciary funds in Class R shares. Service Organizations are urged to consult legal advisers before investing fiduciary assets in Class R shares.

         Article III.  Expenses Borne by the Fund

         Notwithstanding any other provision of this Plan, the Trust, the Fund and its investment adviser, John Hancock Advisers, LLC (the "Adviser"), shall bear the respective expenses to be borne by them under the Investment Management Contract, dated August 25, 2003, as from time to time continued and amended (the "Management Contract"), and under the Fund's current prospectus as it is from time to time in effect.

         Article IV.  Approval by Trustees, etc.

         This Plan and any related Service Agreements shall not take effect until approved by votes, cast in person at a meeting called for the purpose of voting on this Plan or such Service Agreements, of a majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of (a) all of the Trustees of the Fund and (b) those Trustees of the Fund who are not "interested persons" of the Fund, as such term may be from time to time defined under the Act, and have no direct or indirect financial interest in the operation of this Plan or Service Agreements related to it (the "Independent Trustees").

         Article V.  Continuance

         This Plan and any related Service Agreements shall continue in effect for so long as such continuance is specifically approved at least annually in advance in the manner provided for the approval of this Plan in Article V.

         Article VI.  Information

         JH Funds shall furnish the Fund and its Trustees quarterly, or at such other intervals as the Fund shall specify, a written report of payments pursuant to this Plan and the purposes for which such expenditures were made and such other information as the Trustees may request.

         Article VII.  Termination

         This Plan may be terminated (a) at any time by vote of a majority of the Trustees, a majority of the Independent Trustees, or a majority of the Fund's outstanding voting Class R shares, or (b) by JH Funds on 60 days' notice in writing to the Fund.

         Article VIII.  Agreements

         Each agreement with any person relating to implementation of this Plan shall be in writing, and each agreement related to this Plan shall provide:

         (a) That, with respect to the Fund, such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the Fund's then outstanding voting Class R shares.

         (b) That such agreement shall terminate automatically in the event of its assignment.

         Article IX.  Amendments

         This Plan may not be amended to increase the maximum amount of the fees payable by the Fund hereunder without the approval of a majority of the outstanding voting Class R shares of the Fund. No material amendment to the Plan shall, in any event, be effective unless it is approved in the same manner as is provided for approval of this Plan.

         Article X.  Limitation of Liability

         The names "John Hancock Capital Series" and "John Hancock Large Cap Select Fund" are the designations of the Trustees under the Amended and Restated Declaration of Trust, dated June 8, 1999 as amended and restated from time to time. The Declaration of Trust has been filed with the Secretary of State of the Commonwealth of Massachusetts. The obligations of the Trust and the Fund are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Fund, but only the Fund's property shall be bound. No series of the Trust shall be responsible for the obligations of any other series of the Trust.

         IN WITNESS WHEREOF, the Fund has executed this Service Plan effective as of the 25th day of August, 2003 in Boston, Massachusetts.


                                      JOHN HANCOCK CAPITAL SERIES on behalf of
                                      JOHN HANCOCK LARGE CAP SELECT FUND



                                      By:  /s/Susan S. Newton
                                           ------------------
                                           Susan S. Newton
                                           Senior Vice President and Secretary


                                      JOHN HANCOCK FUNDS, LLC



                                      By:  /s/Maureen R. Ford
                                           ------------------
                                           Maureen R. Ford
                                           President



                                       3